Exhibit 99.1

July 6, 2018

Aradigm Announces the Appointment of Dr. Theresa Matkovits to the Board of Directors

HAYWARD, Calif.—(BUSINESS WIRE) — Aradigm Corporation (NASDAQ: ARDM) (the “Company”) today announced the appointment of Dr. Theresa Matkovits to the Board, the Audit Committee of the Board and the Nominating and Corporate Governance Committee of the Board.

Dr. Matkovits is Chief Operating Officer of ContraVir Pharmaceuticals (“ContraVir”). Dr. Matkovits has served as ContraVir’s Chief Operating Officer since December 2017, previous to which, she served as Executive Vice President, Head of Drug Development at ContraVir from May 2015 to November 2017. From March 2013 to May 2015, Dr. Matkovits was the Research and Development Program Leader at NPS Pharmaceuticals (“NPS”), where she led the integration of two commercial assets acquired from Takeda into NPS and led NPS’s global development efforts for Natpara. From 2010 to February 2013, Dr. Matkovits was Vice President, Innovation Leader for Infectious Disease at The Medicines Company, where she led the company’s development efforts for ORBACTIVE. From 1997 to 2010, Dr. Matkovits served in various roles including Executive Director, Head of Strategic Planning and Operations for Novartis, where she fulfilled leadership roles in global development and U.S. Medical Affairs for the company’s general medicine portfolio. From 2017 to present, Dr. Matkovits has served as a Board Director of BioSurplus.

Dr. Matkovits earned her Ph.D. in Biochemistry and Molecular Biology from the University of Medicine and Dentistry of New Jersey and completed her undergraduate studies at Alfred University.

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of drugs for the prevention and treatment of severe respiratory diseases. Aradigm has completed two Phase 3 trials with Linhaliq, an investigational proprietary formulation of ciprofloxacin for inhalation for the treatment of non-cystic fibrosis BE and submitted an NDA to the FDA for this indication. Aradigm’s inhaled ciprofloxacin formulations include Linhaliq and Lipoquin which are also product candidates for treatment of patients with cystic fibrosis and non-tuberculous mycobacteria, and for the prevention and treatment of high threat and bioterrorism infections, such as inhaled tularemia, pneumonic plague, melioidosis, Q fever and inhaled anthrax.

More information about Aradigm can be found at www.aradigm.com.

About Non-Cystic Fibrosis Bronchiectasis

NCFBE is a severe, chronic and rare disease characterized by abnormal dilatation of the bronchi and bronchioles, frequently associated with chronic lung infections. It is often a consequence of a vicious cycle of inflammation, recurrent lung infections, and bronchial wall damage. NCFBE represents an unmet medical need with high morbidity and mortality that affects more than 150,000 people in the U.S. and over 200,000 people in Europe. There is currently no drug approved for the treatment of this condition. NCFBE patients who have chronic infections with P. aeruginosa have a 6.5-fold increase in hospitalization, three times higher mortality, and a worse quality of life compared with those without P. aeruginosa infections.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including the risk that Linhaliq may not receive regulatory approval or be successfully commercialized, as well as the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 23, 2018, and the Company’s Quarterly Reports on Form 10-Q.

Aradigm, Pulmaquin and the Aradigm Logo are registered trademarks of Aradigm Corporation. Linhaliq is a registered trademark of Grifols, S.A.

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Source: Aradigm Corporation

Contact: John Siebert, PhD, Executive Chairman, Interim Principal Executive Officer and Acting Principal Financial Officer, 510-265-8800